Exhibit 99.8
FOR IMMEDIATE RELEASE
September 22, 2008
For further information contact:
Randall H. Riley
Vice President, Investor Relations
(512) 837-7100
PR@citizensinc.com
CITIZENS, INC. REPORTS ACQUISITION OF OZARK NATIONAL LIFE
AUSTIN, TX — September 22, 2008 — Citizens, Inc. (NYSE: CIA) announced today it has reached an agreement to acquire Ozark National Life Insurance Company (“Ozark National”) of Little Rock, Arkansas, for $58.06 per share. Ozark National has 137,788 shares of capital stock outstanding. It has specialized in the sale of ordinary life insurance policies in Arkansas through its pre-need and home service distribution channels since 1956. For the year ended December 31, 2007 Ozark National had assets of $18.5 million and annual premiums of $4.0 million. The transaction is subject to approval by Ozark National’s shareholders, approvals by insurance regulators and other customary closing conditions. Closing is expected in the fourth quarter of 2008.
Rick Riley, Citizens’ President said, “As we continue to grow the pre-need and final expense business, Ozark National provides a natural synergy with our Security Plan subsidiary. These two companies complement one another very well, and together, serve to strengthen each other.”
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole-life insurance policies, coupled with the acquisition of other life insurance companies. Citizens Class A common stock closed at $9.15 on September 19, 2008.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2007, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.